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                                                                Exhibit 99.3

[SOLUTIA LOGO]


     FOR IMMEDIATE RELEASE
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                                           Contact: Beth Rusert 314-674-8527


                   ROBERT CLAUSEN ELECTED TO SOLUTIA BOARD

         ST. LOUIS, Feb. 26, 2003 --- The Board of Directors of Solutia Inc. (NYSE:SOI) today announced that Robert A. Clausen, 58, currently senior vice president and chief financial officer of Solutia, has been elected vice chairman as well as a member of the board. He will serve as chief administrative officer and chief financial officer and will be responsible for a majority of Solutia's staff functions.
         "I am pleased that the board has selected Bob Clausen to take on these additional leadership responsibilities," said John C. Hunter, chairman, president and chief executive officer of Solutia. "This new position reflects our confidence in Bob's ability to help guide Solutia and create value for our shareholders."
         The board also elected Susan E. Bevington, head of human resources, as vice president, and Jeffry N. Quinn, general counsel, as senior vice president and secretary, succeeding Karl R. Barnickol who is retiring.
         Solutia directors Paul Donovan, Robert H. Jenkins, Frank A. Metz Jr. and Robert A. Clausen were nominated for re-election to three-year terms at Solutia's annual meeting of stockholders on April 23, 2003.

CORPORATE PROFILE
         Solutia (http://www.Solutia.com) uses world-class skills in applied chemistry to create value-added solutions for customers, whose products improve the lives of consumers every day. Solutia is a world leader in performance films for laminated safety glass and after-market applications; process development and scale-up services for pharmaceutical fine chemicals; specialties such as water treatment chemicals, heat transfer fluids and aviation hydraulic fluid and an integrated family of nylon products including high-performance polymers and fibers.
Solutia.... Solutions For A Better Life.

                                    -oOo-

Source: Solutia Inc.
St. Louis
Date 02/26/03